EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Revised Fourth Quarter 2009 Earnings

HOUSTON, March 10, 2010 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced revised earnings for the three and twelve months ended December 31, 2009 to reflect an increase in its provision for loan losses and the effects of the adjustment.

Revised net loss for fourth quarter ended December 31, 2009 was $7.3 million, or $0.72 loss per basic and diluted share, compared with the $5.9 million net loss, or $0.59 loss per basic and diluted share previously reported for this period.  Revised net loss for the year ended December 31, 2009 was $7.1 million, or $0.85 loss per basic and diluted share, compared with the net loss of $5.7 million, or $0.72 loss per basic and diluted share, previously reported for this period.

Subsequent to the Company's earnings release on January 30, 2010, the Company recorded an additional $2.2 million of provisions for loan losses for the fourth quarter of 2009.  Of the total, $1.2 million was related to grade changes on loans in Texas, where updated December 31, 2009 financial information received subsequent to the earnings release indicated weaknesses with these loans. The new information resulted in the downgrade of these performing loans to special mention or substandard, and impacted the reserve for loans in these categories resulting in the $1.2 million increase. The remaining $1.0 million increase in the provision was related to two commercial real estate loans in California. Subsequent to the earnings release, Metro United Bank, received updated appraisals on real estate properties securing the two nonperforming loans that reflected deterioration in the market value of the collateral. The bank wrote down the two loans to the fair market value of the collateral and increased its provision for fourth quarter 2009.  As a result of the adjustments, total provisions for loan losses for the fourth quarter 2009 increased from $10.8 million to $13.0 million, and for the year increased from $23.5 million to $25.7 million.

The Company also recorded an adjustment of $2.0 million to write down the specific reserve portion of certain nonperforming loans in Texas that are deemed collateral dependent. Regulatory guidelines require that collateral dependent loans should be written down to collateral value instead of carrying a specific reserve.  The Bank wrote down the loans by the amounts that were previously included in the allowance for loan losses ("ALLL"). This adjustment, which had no impact on earnings, increased total charge-offs for the fourth quarter and year ended 2009, and reduced nonperforming loans and ALLL as of December 31, 2009 by the same amount.

As a result of the adjustments, net charge-offs for the year ended December 31, 2009 increased $3.0 million from $17.6 million to $20.5 million, while net nonperforming assets decreased by $3.0 million to $100.7 million. As of December 31, 2009, the ratio of net NPA to total assets decreased from 6.51% to 6.34%, while ALLL decreased $753,000 from $30.2 million to $29.4 million and the ratio of ALLL to total loans declined from 2.36% to 2.31%.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2009, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the formal agreement between MetroBank and the Office of the Comptroller of the Currency; (7) changes in the availability of funds which could increase costs or decrease liquidity; (8) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (9) changes in accounting principles, policies or guidelines; (10) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (11) the incurrence and possible impairment of goodwill associated with an acquisition; and (12) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2008 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876